   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2000.

                                                      REGISTRATION NO. 333-91685
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------

                                 ADAM.COM, INC.
             (Exact name of registrant as specified in its charter)

                     GEORGIA
         (State or other jurisdiction of                                58-1878070
          incorporation or organization)                 (I.R.S. Employer Identification Number)

                         ------------------------------

                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                             ROBERT S. CRAMER, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 ADAM.COM, INC.
                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
                           FACSIMILE: (770) 989-4970
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:
                             WILLIAM G. ROCHE, ESQ.
                              STACEY K. GEER, ESQ.
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                           TELEPHONE: (404) 572-4600
                           FACSIMILE: (404) 572-5100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                             AMOUNT TO BE           AGGREGATE            AGGREGATE            AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED          REGISTERED        PRICE PER UNIT(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.01 par value               660,000 shares(2)         $13.32             $8,791,200            $2,321(3)


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).


(2) Based on (a) 600,000 shares into which we currently estimate a $6,000,000 convertible debenture will be converted, and (b) 60,000 shares which we currently estimate we will issue as a commitment fee.



(3) A filing fee of $2,079 has been previously paid.


                         ------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 14, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                              UP TO 660,000 SHARES
                                 ADAM.COM, INC.
                                  COMMON STOCK



    This prospectus relates to the sale of up to 660,000 shares of our common stock which we may issue to Fusion Capital Fund I, LLC. Fusion Capital is referred to in this prospectus as the selling shareholder. These shares consist of the following:



    - up to 600,000 shares into which we currently estimate is the maximum number of shares into which a $6,000,000 convertible debenture to be issued to Fusion Capital will be converted



    - 60,000 shares which we currently estimate we will issue to Fusion Capital as a commitment fee



If the debenture is actually convertible into greater than 600,000 shares, we currently intend to redeem the debenture at 106% of its outstanding principal balance. We will not receive any of the proceeds from the sale of the shares being offered by this prospectus.


    The shares offered by this prospectus are being registered due to our obligations to the selling shareholder. The selling shareholder may elect to sell all, a portion or none of the shares described in this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder.


    Our common stock is quoted on the Nasdaq National Market under the symbol "ADAM." On January 13, 2000, the last reported sale price for our common stock
as reported on the Nasdaq National Market was $     per share. We will apply to
have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.


                            ------------------------

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

    THE SELLING SHAREHOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SHAREHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER." COMMISSIONS RECEIVED BY ANY BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is               , 2000.

                               TABLE OF CONTENTS

adam.com....................................................      1

Risk Factors................................................      2

The Financing Transaction...................................      6

Use of Proceeds.............................................      8

Selling Shareholder.........................................      9

Plan of Distribution........................................     11

Validity of Common Stock....................................     12

Experts.....................................................     12

About This Prospectus.......................................     12

Where You Can Find More Information.........................     13

                                    ADAM.COM

    adam.com, Inc. is a leading developer of health education content and software technologies, and since January 1999, we have taken steps to become a leading provider of health, medical and wellness information online. We have created, published and marketed multimedia software products, content and Internet-ready applications that provide anatomical, medical and health-related information for the education, consumer and professional markets. During our fiscal year ended March 31, 1999, adam.com made the strategic decision to focus the majority of its efforts on the online dissemination of consumer health information. This change in our strategy resulted in the May 1999 launch of WWW.ADAM.COM, our consumer health destination. In connection with this redirected strategy, we discontinued further sales and marketing effort, as well as product update and upgrade support for certain of our historical products.

    We are incorporated under the laws of the state of Georgia. Our principal executive offices are located at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328. Our telephone number at that address is (770) 980-0888.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    CERTAIN STATEMENTS MADE IN THIS PROSPECTUS, AND OTHER WRITTEN OR ORAL STATEMENTS MADE BY OR ON BEHALF OF ADAM.COM, MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," EXPECTS," "ESTIMATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. STATEMENTS REGARDING FUTURE EVENTS AND DEVELOPMENTS AND OUR FUTURE PERFORMANCE, AS WELL AS OUR EXPECTATIONS, BELIEFS, PLANS, INTENTIONS, ESTIMATES OR PROJECTIONS RELATING TO THE FUTURE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THESE LAWS. EXAMPLES OF SUCH STATEMENTS IN THIS PROSPECTUS INCLUDE DESCRIPTIONS OF OUR PLANS AND STRATEGIES WITH RESPECT TO DEVELOPING OUR WEB SITE, OUR PLANS TO DEVELOP ADDITIONAL STRATEGIC PARTNERSHIP, OUR INTENTION TO ADD E-COMMERCE TO OUR BUSINESS STRATEGY, OUR CONTINUING GROWTH AND OUR ABILITY TO ADDRESS YEAR 2000 ISSUES. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. WE BELIEVE THAT THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE OF SUCH STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

    WE ARE A YOUNG COMPANY WITH A NEW INTERNET-BASED STRATEGY AND WE MAY CONTINUE TO INCUR LOSSES.

    We have experienced substantial losses of $2.1 million in the fiscal year ended March 31, 1999 ("fiscal 1999"), $5.4 million in fiscal 1997, $3.9 million in fiscal 1996, $3.2 million in fiscal 1994. We may incur future losses in connection with implementing our new Internet-based strategy. We cannot be certain that we can obtain profitability in any future period.


    WE MAY BE UNABLE TO OBTAIN SUFFICIENT CAPITAL TO PURSUE OUR NEW INTERNET-BASED STRATEGY, WHICH WOULD HURT OUR FINANCIAL RESULTS.



    Since inception we have funded operations with debt and equity capital. In fiscal 1999, our total costs and expenses increased to $7.8 million from $6.7 million during fiscal 1998. This increase was caused in large part by our decision to focus on becoming an online provider of healthcare information. We expect to continue to have significant cash needs as we continue to pursue and expand our Internet-based strategy and offerings, and the aggregate of $12.0 million made available by the selling shareholder may be inadequate. There can be no assurance that capital will be available to us on satisfactory terms or at all.



    Under the terms of the debenture issued to the selling shareholders and related agreements, the $6.0 million to be provided to us by the selling shareholder to purchase the debenture will be pledged by us as security to the selling shareholder to secure our obligations under the debenture. This
$6.0 million will initially be restricted cash of adam.com. We expect that such cash will become unrestricted at a rate of $1.0 million per month as the outstanding principal balance of the debenture is reduced from conversions of the debenture into common stock. Whether and when some or all of this cash will become unrestricted is not assured. Even if we are able to fully access all $12.0 million available under the debentures, we may still need additional capital to fully implement our business, operating and development plans.



    WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER ONLINE PROVIDERS OF HEALTHCARE INFORMATION, WHICH WOULD CAUSE OUR INTERNET-BASED STRATEGY TO BE UNSUCCESSFUL.


    The market for providing healthcare information online is intensely competitive, and we expect competition to increase in the future. As a new entrant into this market, we expect our sensitivity to competitive pressures to be especially strong until we can firmly establish ourselves. Our current competitors include Dr. Koop.com and Healtheon/WebMD. We may not be able to compete effectively against these companies, and if we fail to compete effectively we may suffer reduced gross margins and loss of market share.

    Our competitors are generally larger and more established than we are and therefore may have advantages over us because of their longer operating histories, greater name recognition, or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products or services than we can. Furthermore, mergers and acquisitions among our competitors, such as the November 1999 merger of Healtheon, WebMD, MEDE America Corporation and Medcast to form Healtheon/WebMD, could intensify our existing competition.


    WE FACE RAPID TECHNOLOGICAL CHANGE IN THE ONLINE HEALTH INFORMATION INDUSTRY AND OUR BUSINESS WILL SUFFER IF WE CANNOT QUICKLY ADAPT TO THIS CHANGE.


    Rapid changes in technology pose significant risks to us. As a new entrant into the market of Internet-based health information, we will be required to adapt quickly, and without significant prior experience, to rapid changes in technologies related to the Internet. Any failure by us to timely develop and disseminate new content or to update and enhance our current content in the face of changing technologies could aversely affect our ability to maintain market share.


    WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE COMPLEMENTARY BUSINESSES, WHICH WOULD LIMIT OUR POTENTIAL GROWTH TO INTERNALLY GENERATED GROWTH ONLY.


    As part of our growth strategy, we have recently acquired all of the assets of Informational Medical Systems, Inc. and drgreen.com. We may continue to acquire or make investments in, companies with products, technologies or professional services that we determine to be useful in pursuing our business of providing health-related information over the Internet. In acquiring companies in the future, we could encounter difficulties in assimilating their personnel and operations into our company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Future acquisitions may also cause us to incur expenses such as the amortization of goodwill or in-process research and development expenses which may affect our earnings. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions. In addition, in the past, we have paid a portion of the consideration for some our acquisitions by issuing common stock. The issuance of additional common stock or other securities convertible into common stock in connection with future acquisitions could dilute the ownership interests of our existing shareholders.


    WE MAY BE UNABLE TO ATTRACT NEW PERSONNEL, WHICH WOULD ADVERSELY AFFECT IMPLEMENTATION OF OUR NEW INTERNET-BASED STRATEGY.



    In order to promote the development of our new Website, we will need to identify, attract and retain software engineers, web designers and content editors. We will compete with other companies both within and outside our market for such employees and we may be unable to attract these employees. If we do not succeed in attracting these types of new employees, we may be unable to fully implement our new Internet-based strategy and our business will suffer.



    EVEN IF OUR STOCK PRICE DECREASES, WE MAY ELECT TO CONVERT THE DEBENTURE, CAUSING MORE SHARES TO BE OUTSTANDING.



    The conversion price of the debenture issued to the selling shareholder will fluctuate based on the closing price of our common stock. See "The Financing Transaction--Conversion of the debenture into common stock" for a detailed description of the conversion price.

    The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. If the debenture were fully converted on January 12, 2000, the conversion price would have been $12.375 and the debenture would have been convertible into 484,848 shares of our common stock. Assuming the conversion of the debenture into a total of 484,848 shares of common stock on January 12, 2000, these shares would represent 9.0% of our outstanding common stock as of January 12, 2000. Even if our stock price decreases, we may elect to convert the debenture, resulting in more shares being outstanding.



    OUR STOCK PRICE IS EXTREMELY VOLATILE AND COULD DECLINE SIGNIFICANTLY.


    Our common stock has been publicly traded since our initial public offering on November 15, 1995. Since that date, the closing price of the common stock has ranged from a low price of $1.875 per share to a high price of $40 per share, and there has been significant volatility in the price of our common stock in the past year. There can be no assurance that the market price of our common stock will be maintained or that the volume of trading in our shares will not decrease.


    The stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility. This volatility has often been unrelated to the operating performance of such companies, so our stock price could decline even if our Internet-based strategy is successful. Such fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.


    Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.


    THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.



    All shares registered in this offering are freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to six months from the date of this prospectus. We may require the selling shareholder to convert a significant portion of a debenture at one time. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.


    MANY OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND ARE SUBJECT TO REGISTRATION RIGHTS WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    In connection with our prior acquisitions and financings, we have granted rights to register approximately 303,063 shares of our common stock. These shares are currently "restricted" under the federal securities laws and may not be resold by their holders absent registration. Upon the effectiveness of registration statements filed as the result of the exercise of such registration rights, these shares will be eligible for resale into the public market. In addition, the shares offered in this prospectus will be eligible for resale upon the conversion of the debentures as described in this prospectus. The market price of our stock could decline significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.


    OUR PRINCIPAL SHAREHOLDERS HAVE SUBSTANTIAL INFLUENCE AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OUR REMAINING SHAREHOLDERS.



    As of December 31, 1999, our executive officers, directors and persons who beneficially more than 10% of our outstanding common stock controlled approximately 25% of the combined outstanding voting power of our common stock. As a result, these holders exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors. If our remaining shareholders have interests that differ from these holders, their needs may not be met.


    WE HAVE ADOPTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DETER A TAKEOVER.

    Our articles of incorporation and bylaws contain the following provisions that may deter a takeover, including a takeover on terms that many of our shareholders might consider favorable, such as:

    - the authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our shareholders;

    - the existence of large amounts of authorized but unissued common stock and preferred stock;

    - staggered, three-year terms for our board of directors; and

    - advance notice requirements for board of directors nominations and for shareholder proposals.

    The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon a liquidation or sale of our company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, provisions of Georgia law and our stock option plan may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

                           THE FINANCING TRANSACTION

GENERAL

    On November 15, 1999 adam.com executed a securities purchase agreement with Fusion Capital Fund I, LLC ("Fusion Capital") pursuant to which it agreed to issue to Fusion Capital up to two 0% senior secured convertible debentures, each with an aggregate principal amount of $6,000,000. The purchase price for each debenture is $6,000,000. The debentures will not bear any interest or premium accrual. Each debenture will be convertible into shares of common stock of adam.com at a price equal to the lesser of (1) 130% of the average of the closing bid prices for our common stock during the 10 trading days prior to issuance of the debenture or (2) a price based upon the future performance of the common stock, in each case without any fixed discount to the market price.

    The first debenture will be purchased by Fusion Capital within five business days after the date of this prospectus. This date is referred to as the "closing date." The second debenture will be issued after delivery of an irrevocable written notice by us to Fusion Capital stating that we elect to sell such debenture to Fusion Capital. Such notice may be given no earlier than the sooner to occur of (1) 30 days prior to the maturity date of the first debenture or
(2) after the first debenture is no longer outstanding. Each debenture will mature six months from its date of issuance. The obligation of Fusion Capital to purchase the debentures are subject only to customary closing conditions, all of which are outside the control of Fusion Capital.

    Each debenture will be secured by a pledge of $6,000,000 in cash by adam.com, which will be restricted cash of adam.com. adam.com will be the legal and beneficial owner of the cash and will also be the legal and beneficial owner of all interest and investment income earned with respect to the proceeds while held as restricted cash. adam.com will direct the investment of the cash. Fusion Capital will have a security interest on customary terms in the cash. We expect that the amount of cash subject to Fusion Capital's security interest will be reduced at a rate of $1,000,000 per month as the outstanding principal amount of the debenture is reduced upon conversion into common stock. The corresponding amount of cash will become unrestricted cash of adam.com.

CONVERSION OF THE DEBENTURE INTO COMMON STOCK

    CONVERSIONS AT FUSION CAPITAL'S DISCRETION. Subject to the limits on conversion and the redemption rights described below, each month during the term of the first debenture Fusion Capital will have the right to convert up to $1,000,000 of the principal amount of the debenture, plus any amounts for any prior month that have not yet been converted, into shares of our common stock at the applicable conversion price. The conversion price per share is equal to the lesser of:

    - the closing bid price of our common stock on the day of submission of a conversion notice by Fusion Capital; or

    - the average of the two lowest closing bid prices of our common stock during the 10 trading days prior to the submission of a conversion notice by Fusion Capital; or


    - 130% of the average of the closing bid prices of our common stock for the 10 trading days immediately preceding the date on which the debenture is issued. This is referred to throughout this prospectus as the "Fixed Conversion Price". If the debenture had been issued on January 12, 2000, the Fixed Conversion Price would have been $17.3632.


    ADAM.COM'S RIGHT TO PREVENT CONVERSIONS. If the closing sale price of our common stock is below the Fixed Conversion Price for any three consecutive trading days, we will have the unconditional right to suspend conversions until the earlier of (1) our revocation of such suspension and (2) when the closing sale price of our common stock is above the Fixed Conversion Price for any three consecutive trading days.

    ADAM.COM'S MANDATORY CONVERSION RIGHTS. We will have the right to require that Fusion Capital convert a specified principal amount of the debenture during any specified month. We may revoke, in our sole discretion, our written request with respect to any conversions in excess of the amount that Fusion Capital is otherwise permitted to convert.

    LIMITATION ON FUSION CAPITAL'S BENEFICIAL OWNERSHIP. Notwithstanding the foregoing, no conversion of the debenture will be permitted if it would result in Fusion Capital or its affiliates beneficially owning more than 4.99% of our then aggregate outstanding common stock immediately after the proposed conversion.

REDEMPTION

    REDEMPTION AT THE OPTION OF ADAM.COM. If the closing price of our common stock is below the Fixed Conversion Price for any 10 consecutive trading days, then we may redeem the unconverted remaining principal balance of the debenture for cash at a price equal to 106% of the remaining principal balance.

    REDEMPTION AT THE OPTION OF FUSION CAPITAL. Upon (1) an event of default under the debenture or (2) the maturity of the debenture, Fusion Capital may redeem the unconverted remaining principal balance of the debenture for cash at a price equal to 106% of the remaining principal balance.

CHANGE IN CONTROL


    Upon a change in control of adam.com, we may require mandatory conversion of the debenture or, if the market price is below the Fixed Conversion Price, we may exercise our redemption right.


NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

    Fusion Capital has agreed that neither it nor its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time any debenture is or could become outstanding.

EVENTS OF DEFAULT

    Generally, the debenture will become immediately due and payable at the option of Fusion Capital upon the occurrence of any of the following events of default:

    - a default in the payment of the principal amount of the debenture when due;

    - if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of three consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

    - suspension by the Nasdaq National Market of our common stock from trading for a period of three consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

    - our failure to satisfy any listing criteria of our principal securities exchange or market for a period of 10 consecutive trading days or for more than an aggregate of 45 trading days in any 365-day period;

    - (1) notice from us or our transfer agent to the effect that either of us intends not to comply with a proper request for conversion of the debenture or (2) our failure to confirm to the transfer agent Fusion Capital's conversion notice or (3) the failure of the transfer agent to issue shares of our common stock upon delivery of a conversion notice;

    - if at any time more than 964,664 shares of our common stock (representing 19.99% of our outstanding common stock as of the date of the securities purchase agreement) are issuable to Fusion Capital upon conversion of the debenture;

    - any material breach of the representations or warranties or covenants contained in the securities purchase agreement or any related agreements which has or which could have a material adverse affect on adam.com or the value of the debenture, subject to a cure period of 10 trading days;

    - a default of any payment obligation of adam.com in excess of $1,000,000;
      or

    - our participation in insolvency or bankruptcy proceedings by or against adam.com.

ADDITIONAL SHARES ISSUED TO FUSION CAPITAL

    Under the terms of the purchase agreement, in connection with the issuance of the first debenture, Fusion Capital will receive additional shares of our common stock as a commitment fee. The shares to be issued to Fusion Capital wil be equal to:

    - 10% of the principal amount of the first debenture, or $600,000, divided by the average of the closing price of our common stock for the 10 consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first debenture, plus

    - 3% of the principal amount of the second debenture, or $180,000, divided by the average of the closing price of our common stock for the 10 consencutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first debenture.


    If the closing date for the first debenture had been January 12, 2000, Fusion Capital would have received 58,923 additional shares of our common stock. Unless an event of default occurs, these shares must be held by Fusion Capital until the first debenture has been converted or repaid in full. On the date of the issuance of the second debenture, Fusion Capital will be entitled to receive a commitment fee, payable in shares of common stock, equal to 7% of the aggregate principal amount of the second debenture.


NO VARIABLE PRICED FINANCINGS BY ADAM.COM

    So long as any debenture is outstanding, adam.com has agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless it has obtained Fusion Capital's prior written consent.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder. We are registering the shares for sale to provide the selling shareholder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholder.

                              SELLING SHAREHOLDER

    The selling shareholder is Fusion Capital Fund I, LLC. Prior to the date of this prospectus, Fusion Capital did not own any shares of our common stock. Five business days after the date of this prospectus, pursuant to the securities purchase agreement dated November 15, 1999, Fusion Capital will purchase for $6,000,000 a 0% senior secured convertible debenture in the aggregate principal amount of $6,000,000.

MECHANICS OF CONVERSION OF DEBENTURE


    Each month a portion of the debenture may be converted into shares of our common stock. The conversion price of the debenture is described in detail under the heading "The Financing Transaction--Conversion of the debenture into common stock."



    The following table sets forth the number of shares of our common stock that would be issuable to Fusion Capital upon conversion of the debenture at varying conversion prices:



                                     NUMBER OF SHARES TO BE   PERCENT OF OUR OUTSTANDING
                                          ISSUED UPON             COMMON STOCK AS OF
CONVERSION PRICE                           CONVERSION            DECEMBER 29, 1999(1)
-----------------------------------  ----------------------   --------------------------
$10................................          600,000                     10.9%
$13.3563 (10-day average as of
  January 12, 2000)................          449,226                      8.4
$17.3632 (130% of 10-day average as
  of January 12, 2000).............          345,558                      6.6
$20................................          300,000                      5.8
$30................................          200,000                      3.9
$40................................          150,000                      3.0


------------------------


(1) On January 12, 2000, there were 4,902,369 shares of our common stock outstanding.



    We originally estimated that we would issue no more than 600,000 shares to Fusion Capital upon conversion of the debenture, all of which are included in this offering. If the debenture is actually convertible into greater than 600,000 shares, we currently intend to redeem the debenture at 106% of its outstanding principal balance.


EFFECT OF CONVERSION OF DEBENTURE ON ADAM.COM AND OUR SHAREHOLDERS


    If the debenture were fully converted on January 12, 2000, the conversion price would have been $12.375 per share and the debenture would have been convertible into an aggregate of 484,848 shares of our common stock, representing 9.0% of our outstanding common stock.


    All shares registered in this offering are freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to six months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately convert the entire debenture into common stock, and it may sell all of the shares of common stock it acquires upon conversion. Therefore, the conversion of the debenture may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block conversions of the debenture and to require redemption of the debenture. We currently intend to exercise these rights to protect our shareholders from substantial dilution. See "The Financing Transaction."

ADAM.COM'S ABILITY TO RESTRICT CONVERSION

    The securities purchase agreement provides that we may restrict conversion of the debenture if the closing sale price of our common stock is below the Fixed Conversion Price for any three consecutive trading days. We currently intend to so restrict conversion to the extent practicable, so that our shareholders would be protected from substantial dilution. Investors should be aware, however, that to the extent adam.com needs to use the cash proceeds of the debenture for working capital or other business purposes, we will not restrict conversion of the debenture.

ADJUSTMENT TO CONVERSION PRICE

    The conversion price of the debenture will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the ten trading days in which the closing bid price is used to compute the conversion price.

ADDITIONAL SHARES TO BE ISSUED TO FUSION CAPITAL

    Under the terms of the purchase agreement, in connection with the issuance of the first debenture, Fusion Capital will receive additional shares of our common stock as a commitment fee. The shares to be issues to Fusion Capital will be equal to

    - 10% of the principal amount of the first debenture, or $600,000 divided by the average of the closing price of our common stock for the 10 consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first debenture, plus

    - 3% of the principal amount of the second debenture, or $180,000 divided by the average of the closing price of our common stock for the 10 consecutive trading days immediately preceding the trading day that is two trading days prior to the closing date for the first debenture


If the closing date for the first debenture had been January 12, 2000, Fusion Capital would have received 58,923 additional shares of our common stock. Unless an event of default occurs, all of these shares must be held by Fusion Capital until the first debenture has been converted or repaid in full.


RELATIONSHIP BETWEEN ADAM.COM AND FUSION CAPITAL


    Fusion Capital has had no business or financial relationship with adam.com prior to November 15, 1999. On November 15, 1999, adam.com agreed to issue to Fusion Capital, and Fusion Capital agreed to purchase from adam.com, a 0% senior secured convertible debenture in the aggregate principal amount of $6,000,000. Notwithstanding the limitations on ownership set forth in the securities purchase agreement, if the entire debenture was converted into shares of common stock at a conversion price equal to $12.375 per share, representing an assumed conversion price computed as if the debenture were fully converted on January 12, 2000, Fusion Capital would beneficially own 9.0% of our outstanding common stock as of January 12, 2000.


HOLDINGS OF FUSION CAPITAL UPON TERMINATION OF THIS OFFERING

    Because the selling shareholder may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling shareholder upon termination of the offering.

                              PLAN OF DISTRIBUTION

    The common stock offered by this prospectus is being offered by the selling shareholder, Fusion Capital Fund I, LLC. The common stock may be sold or distributed from time to time by the selling shareholder, or by donees or transferees of, or other successors in interests to, the selling shareholder, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

    - ordinary brokers' transactions;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - in privately negotiated transactions; or

    - any combination of the foregoing.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

    THE SELLING SHAREHOLDER AND ANY BROKER-DEALERS WHO ACT IN CONNECTION WITH THE SALE OF THE SHARES HEREUNDER MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSIONS THEY RECEIVE AND PROCEEDS OF ANY SALE OF THE SHARES MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT.

    Neither adam.com nor the selling shareholder can presently estimate the amount of compensation that any agent will receive. adam.com knows of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

    adam.com will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. adam.com has also agreed to indemnify the selling shareholder and related persons against specified liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of adam.com, adam.com has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

    FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF ADAM.COM'S COMMON STOCK DURING THE TERM OF THE DEBENTURES.

    adam.com has advised the selling shareholder that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

    This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling shareholder.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered by this prospectus will be passed upon for us by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of adam.com, Inc. (formerly, A.D.A.M.
Software, Inc.) for the year ended March 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, a company that has the right to receive shares of our common stock (the "selling shareholder") may sell up to an aggregate of 528,000 shares of common stock in one or more offerings. This prospectus and any applicable prospectus supplement provided to you should be considered together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered by this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

    - Our Annual Report on Form 10-K for the year ended March 31, 1999, filed with the SEC on June 29, 1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      1999;


    - Our Current Report on Form 8-K dated November 15, 1999;



    - Our Current Report on Form 8-K dated December 16, 1999; and


    - The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 11, 1995, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or telephoning us at the following address:

                       Michael S. Fisher
                       Director of Finance/Administration
                       adam.com, Inc.
                       1600 RiverEdge Parkway, Suite 800
                       Atlanta, GA 30328
                       (770) 980-0888

    You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 ADAM.COM, INC.


                              UP TO 660,000 SHARES
                                       OF
                                  COMMON STOCK


                                 --------------

                                   PROSPECTUS

                                 --------------

                                          ,

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the registrant connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee.


SEC registration fee........................................  $ 2,321
Nasdaq National Market listing fee..........................   17,500
Printing expenses...........................................   10,000
Legal fees and expenses.....................................   50,000
Accounting fees and expenses................................   10,000
Blue sky fees and expenses..................................      500
Miscellaneous...............................................      679
                                                              -------
    Total...................................................  $91,000
                                                              =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

    Notwithstanding any provisions of the Company's Restated Articles and Amended Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

    The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 16. EXHIBITS

4.1(1)   Amended and Restated Articles of Incorporation of the
         Registrant

4.2(1)   By Laws of the Registrant

4.3*     Form of Debenture to be issued by the Company to Fusion
         Capital Fund I, LLC

5.1      Opinion of King & Spalding

10.1*    Securities Purchase Agreement, dated as of November 15,
         1999, between the Company and Fusion Capital Fund, LLC

23.1     Consent of PricewaterhouseCoopers LLP

23.3 Consent of King and Spalding (included in its opinion filed as exhibit 5.1).

------------------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

*   Previously filed

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) to reflect in the Prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Georgia Business Corporation Act, the charter or the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of January, 2000.


                                                       ADAM.COM, INC.

                                                       BY:          /S/ ROBERT S. CRAMER, JR.
                                                            -----------------------------------------
                                                                      Robert S. Cramer, Jr.
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities on January 14, 2000.



                        NAME                                               TITLE
                        ----                                               -----
              /s/ ROBERT S. CRAMER, JR.                Chairman of the Board and Chief Executive
     -------------------------------------------         Officer
                Robert S. Cramer, Jr.                    (Principal Executive Officer)

                /s/ MICHAEL S. FISHER
     -------------------------------------------       Director of Finance and Administration
                  Michael S. Fisher                      (Principal Financial and Accounting Officer)

     -------------------------------------------       Director
                     Linda Davis

                          *
     -------------------------------------------       Director
                  Sally D. Elliott

                          *
     -------------------------------------------       Director
                   Daniel S. Howe

                          *
     -------------------------------------------       Director
                John W. McClaugherty

                          *
     -------------------------------------------       Director
                  Gregory M. Swayne

                        NAME                                               TITLE
                        ----                                               -----
     -------------------------------------------       Director
              Francis J. Tedesco, M.D.

*   /s/ ROBERT S. CRAMER, JR.
    ------------------------------------
    By: Robert S. Cramer, Jr.
    ATTORNEY-IN-FACT